Exhibit 99.1

SOLERA NATIONAL BANCORP, INC. RECORDS SECOND CONSECUTIVE QUARTERLY PROFIT; MAINTAINS STRONG LOAN, DEPOSIT GROWTH

Performance Highlights

•                  Quarterly net income of $108,000 in 2Q 2010 represents a $631,000 increase from the prior year’s second quarter.

•                  Net interest income rose 57% to $1.04 million compared with $667,000 in 2Q 2009.

•                  Loan portfolio grew 55% to $60.8 million at June 30, 2010 compared to $39.3 million at June 30, 2009.

•                  Customer deposits increased 70% from June 30, 2009 to $112.3 million at June 30, 2010, while assets increased to a record $140.3 million at June 30, 2010.

•                  Tier 1 Leverage Capital Ratio of 11.1% and Total Risk-Based Capital Ratio of 18.6% at June 30, 2010 substantially exceeded the regulatory requirements of a well-capitalized bank.

LAKEWOOD, CO — July 26, 2010 - Solera National Bancorp, Inc. (OTC Bulletin Board: SLRK), the parent company of Solera National Bank, reported a second quarter 2010 profit of $108,000, or $0.04 per share compared with a profit of $103,000 or $0.04 per share in first quarter 2010 and a net loss of $523,000 or ($0.20) per share in second quarter 2009.

“Supported by the hard work and focus of our banking team, Solera continues to capitalize on opportunities to provide the highest quality banking services and solutions, which has enabled us to grow despite a soft economy,” said Douglas Crichfield, President and CEO.  “We continue to build a profitable community banking franchise that delivers personalized service to retail customers and small and midsize businesses.

“The Denver-area banking environment is undergoing dramatic changes, prompting people to seek new banking solutions and providers. We’re pleased that we have been able to identify new customers and opportunities and to offer solutions tailored to their needs.”

Deposit, Loan Growth Drives Income

The Company’s net income of $108,000 in second quarter 2010 improved slightly from first quarter 2010 and is $631,000 higher than second quarter 2009. Solera National Bank, the Company’s wholly-owned subsidiary, which opened for business in September 2007, continued to navigate through the weak economic environment helping the Company deliver its second consecutive quarterly profit.

During second quarter 2010, total interest income was $1.61 million, growing 42% compared with second quarter 2009.  Interest and fee income on loans was $876,000, the highest in the Bank’s history, growing 87% compared with second quarter 2009.  Primarily reflecting deposit and balance sheet growth, net interest income rose to $1.04 million in second quarter 2010, 7% higher than the prior quarter and a 57% increase over second quarter 2009.

Solera continues to generate revenue growth well in excess of noninterest expense, which, at $1.04 million, was flat compared with first quarter 2010 and $113,000 lower than second quarter 2009.  As a result, the efficiency ratio of 98% in second quarter 2010 improved dramatically compared to the efficiency ratio of 157% in second quarter 2009.

“Our primary focus continues to be on expanding net interest margin and tightly controlling expenses,” remarked Robert J. Fenton, Executive Vice President and Chief Financial Officer.

Solera generated noninterest income of $287,000 in second quarter 2010, compared with $280,000 and $101,000 in first quarter 2010 and second quarter 2009, respectively.  The Company continued to capitalize on favorable market conditions, recognizing a $268,000 net gain on the sale of securities during the quarter compared to $263,000 and $30,000 during the first quarter 2010 and second quarter 2009, respectively.

“Net interest margin increased 4 basis points from the trailing quarter to 3.07%, driven by a reduction in cost of funds of 24 basis points, partly offset by lower yields on our interest-earning assets,” noted Fenton. “While our investment portfolio activities continued to be successful in generating gains, our focus remains on organic growth coupled with strong operating controls to generate sustained profitability.”

Balance Sheet and Asset Strength

Driven by the Bank’s successful efforts to capture relationship banking business, particularly with small, midsize and minority-owned businesses, Solera’s loan portfolio grew 55% to $60.8 million at June 30, 2010 compared with $39.3 million at June 30, 2009. The Company reported total assets of $140.3 million at June 30, 2010, compared with $96.4 million at June 30, 2009.

Customer deposits grew 70% to $112.3 million at June 30, 2010 compared with $66.3 million at June 30, 2009.  Core deposits, which exclude time deposits, comprised 60% of total deposits at June 30, 2010 compared with 33% of total deposits at June 30, 2009.

Importantly, management noted the continuing growth of core deposits, which the Company believes will provide a stable, low-cost source of funds over the long-term. The number of deposit accounts grew to 1,662, an increase of 44% compared to second quarter 2009.

“Our emphasis on providing a full suite of products and services to business clients has generated new relationship banking opportunities and has enabled us to expand relationships with existing customers who want the convenience and quality of a primary community banking relationship,” explained Crichfield. “We have observed a growing number of business banking customers who are less interested in cherry-picking on price and more interested in building a personal, long-term relationship with a bank that cares about them and their specific needs.”

With a strong focus on managing loan quality and supporting strong relationships with customers, the Company maintained a low level of non-performing assets. At June 30, 2010, non-performing assets totaled $815,000, or 0.58% of total assets.  The Company’s allowance for loan losses was $940,000, or 1.55% of loans outstanding at June 30, 2010, compared to $520,000, or 1.32% of loans outstanding at June 30, 2009.  In light of the growth in the loan portfolio and the current economic environment, the Company deemed it prudent to record a provision for loan losses of $180,000 during the quarter.

“Although economic conditions continue to challenge many businesses, the quality of our loan portfolio has remained high,” said Crichfield. “We avoided real estate lending that has put considerable pressure on many Denver-area banks, have sought new high-quality credit opportunities and have worked closely with customers to provide the support they require to succeed.”

The Bank’s Tier 1 Leverage Capital Ratio was 11.1% at quarter end, while its Total Risk-Based Capital was 18.6% — both in excess of commonly accepted regulatory standards for well-capitalized institutions.  At June 30, 2010, the Company’s tangible book value per share was $7.08.

The Company had significant liquidity at quarter-end, including unsecured federal fund purchase lines and additional secured borrowing capacity at the Federal Home Loan Bank of Topeka, the Federal Reserve Bank, and through a correspondent bank relationship.

Crichfield concluded: “Although we wish the market valuation of our publicly traded stock more closely reflected the tangible value we are creating, we understand that investors remain extremely cautious about the entire financial services sector. We believe there will be meaningful opportunities to build the Solera franchise, and we will continue to execute our plan of growth and cost containment.

“We have supported this with outreach and efforts to build visibility in our served communities. Our focus will remain on achieving sustained profitability and growth in shareholder value. We believe as the dust continues to settle in the banking sector, our successful efforts will be recognized.”

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

All information in this press release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings.  The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports)

and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; the Bank’s failure to implement its business strategies may adversely affect the Company’s financial performance; the continuation of the economic downturn may have an adverse effect on the Company’s financial performance; and the Company is subject to extensive regulatory oversight.  We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Contacts:

Douglas Crichfield, President & CEO, 303-937-6429

Robert J. Fenton, Executive Vice President and Chief Financial Officer, 303-202-0933

FINANCIAL TABLES FOLLOW

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

($000s)	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
ASSETS
Cash and due from banks	$1,064	$1,114	$1,696	$1,087	$718
Federal funds sold	—	4,605	820	4,975	385
Interest-bearing deposits with banks	1,265	1,848	3,784	2,241	—
Investment securities, available-for-sale	74,974	71,302	73,441	73,026	53,718
FHLB and Federal Reserve Bank stocks, at cost	1,129	1,113	1,131	1,092	1,064
Gross loans	60,768	56,331	50,504	48,490	39,308
Net deferred (fees)/expenses	(83)	(123)	(114)	(135)	(103)
Allowance for loan losses	(940)	(945)	(830)	(700)	(520)
Net loans	59,745	55,263	49,560	47,655	38,685
Premises and equipment, net	806	841	875	909	948
Accrued interest receivable	760	675	814	677	657
Other assets	581	772	719	752	214
TOTAL ASSETS	$140,324	$137,533	$132,840	$132,414	$96,389

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$1,712	$2,640	$2,624	$4,346	$5,637
Interest-bearing demand deposits	9,910	5,864	6,830	11,537	2,773
Savings and money market deposits	55,860	59,366	55,318	42,323	13,219
Time deposits	44,863	42,248	39,629	44,696	44,630
TOTAL DEPOSITS	112,345	110,118	104,401	102,902	66,259

Securities sold under agreements to repurchase and federal funds purchased	835	110	326	26	1,541
Accrued interest payable	91	83	82	139	113
Accounts payable and other liabilities	236	220	344	1,894	420
Federal Home Loan Bank borrowings	6,500	7,750	8,750	7,750	9,500
Deferred rent liability	93	90	85	80	74
Capital lease liability	97	107	118	128	138
TOTAL LIABILITIES	120,197	118,478	114,106	112,919	78,045

Common stock	26	26	26	26	26
Additional paid-in capital	25,860	25,814	25,768	25,713	25,660
Accumulated deficit	(7,805)	(7,913)	(8,016)	(8,007)	(7,746)
Accumulated other comprehensive income	2,046	1,128	956	1,763	404
TOTAL STOCKHOLDERS’ EQUITY	20,127	19,055	18,734	19,495	18,344
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$140,324	$137,533	$132,840	$132,414	$96,389

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Three Months Ended:
($000s)	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Interest and dividend income
Interest and fees on loans	$876	$726	$713	$598	$469
Federal funds sold	1	1	2	2	—
Investment securities	719	829	896	752	650
Dividends on bank stocks	10	12	11	11	10
Other	1	5	8	—	—
Total interest income	1,607	1,573	1,630	1,363	1,129

Interest expense
Deposits	492	518	622	517	369
Securities sold under agreements to repurchase and federal funds purchased	1	2	2	2	4
FHLB borrowings	68	76	78	78	86
Capital leases	2	3	3	3	3
Total interest expense	563	599	705	600	462

Net interest income	1,044	974	925	763	667

Provision for loan losses	180	115	130	180	135
Net interest income after provision for loan losses	864	859	795	583	532

Noninterest income
Customer service and other fees	19	17	27	80	71
Gain on sale of securities	268	263	173	98	30
Total noninterest income	287	280	200	178	101

Noninterest expense
Salaries and employee benefits	593	544	548	591	686
Occupancy	142	139	141	142	139
Professional fees	55	130	80	53	67
Other general and administrative	253	223	235	236	264
Total noninterest expense	1,043	1,036	1,004	1,022	1,156

Net income (loss)	$108	$103	$(9)	$(261)	$(523)

Number of deposit accounts	1,662	1,603	1,595	1,510	1,152
Number of loan accounts	184	173	150	141	127
Total accounts	1,846	1,776	1,745	1,651	1,279